EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153584, 333-153583, 333-132393, and 333-144190 on Forms S-3 and Registration Statements Nos. 333-43227, 333-77739, and 333-135385 on Forms S-8 of our report dated February 12, 2009, May 6, 2009 as to the changes in accounting policies described in Note 2, relating to the financial statements and financial statement schedules of Kilroy Realty Corporation, appearing in this Current Report on Form 8-K of Kilroy Realty Corporation.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

May 6, 2009